Exhibit 10.3
Ally Financial Inc.

ALLY FINANCIAL INC.
ANNUAL INCENTIVE PLAN
(amended and restated as effective January 1, 2018)

1.    The purpose of the Ally Financial Inc. Annual Incentive Plan (the “Plan” or “AIP”) is to reward and retain select Employees (defined in Section 3(j) below) whose performance helps Ally Financial Inc. (the “Company”) and its Affiliates (defined in Section 3(a) below) achieve annual corporate, business unit, and functional performance goals. The Plan works in conjunction with the Company’s other incentive compensation plans (see Section 2(e) below) to deliver total direct compensation consistent with the Company’s pay philosophy.

2.    The Plan has been adopted, may be amended, will be administered, and may be terminated by the Committee (defined in Section 3(g) below) or such other committee(s) or individual(s) as identified in the Plan or as the Committee or such other committee(s) or individual(s) may authorize to act on their behalf. Subject to any requirements set forth in the Company’s by-laws or the Committee’s charter, which may be changed from time to time, as well as the other provisions of the Plan:

(a) The Committee, in its sole discretion, will establish annual incentive pools for the Company, the business units, or specific functions at the end of each year based on the recommendations of the Chief Executive Officer (“CEO”). In establishing the incentive pools, the Committee will consider the Company’s performance, business unit performance, and functional performance compared with the respective annual goals and objectives of each, market factors, input from the Company’s control functions (Audit, Compliance, Risk and Loan Review), compliance with any applicable permitted activity regulations, and such other factors as the Committee or CEO deems appropriate.

(b)
The Committee, in its sole discretion, will determine the individual annual Awards (defined in Section 3(b) below) to the CEO, the Company’s executive officers, and any other Employees under its purview, as well as such other Employees as it may determine, taking into account the recommendations of the CEO (other than as to himself). The CEO and such other Company, business unit, or specific function personnel whom the CEO authorizes to so act, will determine, within such limits as may be established by the Committee, individual Awards for all Employees below those under the purview of the Committee. References throughout the Plan to the Committee’s and the CEO’s respective authority (i.e., “as applicable”) is intended to reflect this allocation of responsibilities between the Committee (on the one hand) and the CEO and/or his/her designates (on the other hand). An Employee is eligible for consideration for an Award based on such criteria as the Committee or the CEO, as applicable, will determine. No Employee is eligible for an Award as a matter of right.

(c)	No Award may be granted to any director of the Company who is not an Employee at the date of grant.

(d)
Incentive pools established pursuant to paragraph 2(a) will be measured after accrual of all incentive costs so that the Plan is self-funding. The Committee may change the performance metrics and factors considered in establishing the incentive pools from year to year to ensure that the Plan appropriately reflects changing business conditions and the Company’s needs. If any event occurs during a performance period that, in the Committee’s judgment, warrants changes to preserve the incentive features of this Plan, the Committee may make appropriate adjustments, including a determination that Awards will not be paid.

(e)
Except as otherwise provided in paragraph 4, the Award paid to any Employee will be determined by the Committee or the CEO, as applicable, on a discretionary basis taking into account evaluations of the individual Employee’s performance and achievement of personal goals and objectives established annually under the performance management system, as well as assessments of the relative value of each Employee’s contributions toward the achievement of the Company’s corporate, business unit, or functional performance goals for the year. There will not be formulaic incentives that automatically pay out to any individuals. Employees may receive an Award subject to the complete discretion of the Committee or CEO, as applicable. Awards will be paid, if at all, in cash (U.S. dollars or local currency equivalent), deferred cash, or equity paid under the Ally Financial Inc. Incentive Compensation Plan or any successor plan thereto, net of tax withholdings, prior to March 15 of the calendar year following the end of the performance period. The mix of cash, deferred cash, and equity will be designed to comply with the Executive Compensation Requirements described in section 13 below. Equity compensation paid to certain Employees receiving Awards under this Plan may be subject to the Ally Financial Inc. Executive Performance Plan or any successor 162(m) plan.

3.	As used in the Plan, the following terms shall have the meanings set forth below:

(a)
"Affiliate” means (i) any entity that owns or controls, is owned or controlled by, or is under common control with the Company and (ii) any entity in which the Company, directly or indirectly, has a significant equity interest; in each case as determined by the Committee

(b)	“Award” means incentive compensation delivered under this Plan or through other Company incentive plan(s) for which an Employee is deemed eligible.

(c)	“Board” means the board of directors of the Company.

(d)
“Business Unit” means a single business or product line or related group of businesses or product lines of the Company that, in the ordinary course of the Company’s business, managerial and financial reporting are considered and managed as a division.

(e)
“Cause” means such Employee’s: (i) conviction for a felony indictment or misdemeanor conviction involving moral turpitude; (ii) failure to perform any material responsibility of the leadership position, unless due to death or Disability; (iii) a course of conduct, which would tend to hold the Company or any of its Affiliates in disrepute or scandal, as determined by the Board in its sole discretion; (iv) failure to follow lawful directions of the Board; (v) any material breach of fiduciary duty to the Company; (vi) gross negligence in the performance or nonperformance of duties to the Company or an Affiliate; (vii) willful misconduct in the performance or nonperformance of duties to the Company or an Affiliate; (viii) failure to comply with a material Company policy of the Company or an Affiliate; (ix) any act of fraud, theft, or dishonesty; (x) breach of any restrictive covenants set forth in Section 13; or (xi) failure to promptly repay any Award payment that is determined to be owed to the Company pursuant to Section 13 below.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder.

(g)
“Committee” means the Compensation, Nominating and Governance Committee of the Board or such other committee as may be designated by the Board to administer the Plan, or if no committee is designated, the Board.

(h)
“Competitive Activity” means activity that is in direct competition with the Company or any of its Affiliates in any of the states within the United States, or countries within the world, in which the Company or any of its Affiliates conducts business with respect to a business in with the Company or any of its Affiliates engaged or was preparing to engage during employment and on the date of the termination of employment.

(i)
“Disability” means, with respect to any Employee: (i) a long-term disability that entitles the Employee to disability income payments under any long-term disability plan or policy provided by the Company under which the Employee is covered, as such plan or policy is then in effect; or (ii) if such Employee is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “Disability” means disability within the meaning of Treasury Reg. Sec. 1.409A3(i)(4).

(j)
“Employee” means a person who is or was employed by the Company or any Affiliate (as defined below), including an Employee who is also a director of the Company or any Affiliate. The Committee or the CEO, as applicable, will determine when and to what extent Employees who have been advised that they are eligible for an Award cease to be eligible for an Award. The Committee or the CEO, as applicable, will also determine when and under what circumstances any Employee is considered to have terminated employment for purposes of the Plan and is no longer eligible for an Award (see Section 4(a)(i) below). To the extent determined by the Committee or the CEO, as applicable, former Employees or the executor(s), administrator(s), or other legal representative(s) of any deceased Employee’s estate, may be deemed eligible for an Award.

4	(a) Payment of any Award is subject to the satisfaction of the conditions precedent that such Employee:

(i) continue to render services as an Employee (unless this condition is waived by the Committee or CEO, as applicable) (see Section 3(j) above);

(ii) refrain from engaging in any Competitive Activity and from otherwise acting, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of the Company;

(iii) has complied with applicable risk and permitted activity limitations; and

(iv) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Committee may reasonably request.

Except as otherwise provided under paragraph 4(c) below, the failure by any Employee to satisfy such conditions precedent will result in the immediate cancellation of any unpaid Award previously communicated to such Employee and such Employee will not be entitled to receive any consideration in respect of such cancellation.

(b)    If any Employee is dismissed for Cause or quits employment without the prior consent of the Company, any unpaid Award previously communicated to such Employee will be canceled as of the date of such termination of employment, and such Employee will not be entitled to receive any consideration in respect of such cancellation.

(c)
Upon termination of an Employee’s employment for any reason other than as described in 4(b) above, the Committee or CEO, as applicable, may, but is not required to, waive the condition precedent relating to the continued rendering of services in respect of all or any specified percentage of any unpaid Award, as the Committee or CEO, as applicable, may determine. To the extent such condition precedent is waived, the Committee or CEO, as applicable, may, in its or his/her sole discretion, accelerate the payment of all or any specified percentage of an unpaid Award. If implementation of this provision would cause an Employee to incur adverse tax consequences under Section 409A of the Code, the implementation of such provision may be delayed until, or otherwise modified to occur on, the first date on which such implementation would not cause adverse tax consequences under Section 409A. Likewise, if Section 409A is deemed to apply, “termination” of an Employee’s employment will be defined as consistent with a “separation from service” as defined under Section 409A.

(d)
For purposes of the Plan, an approved leave of absence will not constitute a termination of employment, except that to the extent permissible by law, an Award may, at the Company’s discretion, not be paid until an Employee returns to active employment.

(e)
If employment of an Employee is terminated by death, an unpaid Award may, in the sole discretion of the Committee or CEO, as applicable, be payable on a pro rata basis, in whole, or not at all, taking into consideration the Employee’s contribution during the relevant period.

5.    If the Company has an unpaid claim against an Employee arising out of or in connection with the Employee’s employment, such claim may be offset against Awards under the Plan. Such claim may include, but is not limited to, unpaid taxes or corporate business credit card charges. Any such offset will be applied to the Award at the time such Award is paid.

6.    To the extent that any Employee, former Employee, or any other person acquires a right to receive payments or distributions under the Plan, such right may be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder will be paid from the general assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, may create or be construed to create a trust of any kind or a fiduciary relationship between the Company or any subsidiary and any Employee, former Employee, or any other person.

7.    The expenses of administering the Plan will be borne by the Company.

8.    Except as otherwise determined by the Committee, in its sole discretion, no Award is assignable or transferable and, during the lifetime of the Employee, any payment in respect of any Award will be made only to the Employee.

9.    Absent delegation, full power and discretionary authority to interpret, construe, apply, and make final determinations (including fact finding) regarding the Plan vest in the Committee or CEO, as applicable. The Committee, with regard to the CEO, and the CEO or his/her designate(s), with regard to all other Employees, decides under what circumstances payments are made under the Plan, resolves questions relating to the Plan, and settles any disputes or controversies that may arise regarding the Plan. Any person who accepts an Award agrees to accept as final, conclusive, and binding all determinations of the Committee or CEO, as applicable. The Committee or the CEO, as applicable, has the right, in the case of Employees not employed in the United States, to vary from the provisions of the Plan in order to preserve its incentive features.

10.    The Committee, in its sole discretion, may, at any time, amend, modify, suspend, or terminate this Plan provided that no such action:

(a) adversely affects the rights of an Employee with respect to previous Award(s) paid under this Plan; or

(b) without the approval of the Board renders any director of the Company, or any member of the Committee or the Audit Committee of the Board, who is not an Employee at the date of grant, eligible for an Award grant.

No oral statements can change the terms of the Plan. The Plan can only be amended, modified, suspended, or terminated in writing. Absent an express delegation from the Committee or CEO, as applicable, no one has the authority to commit the Company to any payment under the Plan, change the eligibility criteria, or alter any other provisions of the Plan.

11.    Every right of action by, or on behalf of, the Company against any past, present, or future member of the Board, officer, Employee, or its Affiliates arising out of or in connection with this Plan will, irrespective of the place where action may be brought and irrespective of the place of residence of any such director, officer, Employee, or Affiliate, cease and be barred by the expiration of one (1) year from the date of the act or omission in respect of which such right of action arises. Any and all right of action by any Employee (past, present, or future) against the Company, its Board, the Committee, its CEO, officers, or employees, arising out of or in connection with this Plan will, irrespective of the place where an action may be brought, cease and be barred by the expiration of one (1) year from the date of the act or omission in respect of which such right of action arises.

12.	(a) The Company may withhold from any amounts payable under the Plan such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b) It is intended that the Plan will fully comply with Section 409A of the Code and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. The Company may unilaterally take whatever actions, or refrain from taking any action, that it considers in its sole discretion is necessary to avoid the imposition of tax, interest, and/or penalties upon any Employee under Section 409A.

(c) Notwithstanding anything contained in the Plan to the contrary, each and every payment made under the Plan will be treated as a separate payment and not as a series of payments.

(d) Notwithstanding anything contained in the Plan to the contrary, if any Employee is determined to be a “specified employee” (determined in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)), and if any payment, benefit or entitlement provided for in the Plan both (i) constitutes a “deferral of compensation”

within the meaning of Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting such Employee to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the Employee’s “separation from service” (as such phrase is used in Section 409A) shall be paid or provided to the Employee in a lump sum cash payment to be made on the earlier of (x) the Employee’s death or (y) on or about the first business day of the seventh calendar month immediately following the month in which the Employee’s separation from service occurs.

(e) Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non-compliance with Section 409A of the Code.

(f)     Notwithstanding anything contained in the Plan to the contrary, any payment or benefit that (i) qualifies as Nonqualified Deferred Compensation and (ii) is paid or distributed due to a change in control of the Company, whether pursuant to the Plan or otherwise, will only be paid or distributed if such event qualifies as either a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” in accordance with Treasury Regulation 1.409A-3(i)(5).

13.    It is intended that the Plan will fully comply with any and all federal and state rules, regulations, and policies, including but not limited to the Company’s Enterprise Compensation Policy as such may be amended from time to time, regulating employee compensation (collectively “Employee Compensation Requirements”). The Company may unilaterally take whatever actions, or refrain from taking any action, that it considers in its sole discretion is necessary to comply with the Employee Compensation Requirements. Such actions include, but are not limited to, designing Awards to reflect considerations relative to risk-taking and permitted activity or requiring cancellation, forfeiture, deferral, or repayment of any Award under circumstances set forth in the recoupment provisions of the Company’s Enterprise Compensation Policy. The Committee may, in its discretion, demand repayment from other Award recipients based on the same determinations, and failure to promptly repay the Company upon demand will constitute cause for termination of employment. Any repayment obligation will survive an Employee’s termination of employment.

14.    The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, will be governed by the laws of the State of Delaware, without regard to application of the conflicts of law principles thereof.